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                                                                    EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We have issued our report dated February 11, 2002, accompanying the consolidated financial statements of Rent-A-Center, Inc. and Subsidiaries appearing in the 2001 Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8. We have also issued our report, dated May 3, 2002, accompanying the financial statements of the Rent-A-Center, Inc. 401(k) Retirement Savings Plan appearing in the Annual Report on Form 11-K for the year ended December 31, 2001, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports.



/s/ Grant Thornton LLP
Dallas, Texas
December 31, 2002